Exhibit 99.1

News Release
Bentley Park
2 Holland Way
Exeter, NH 03833-2937
Tel: 603.658.6100
Fax: 603.658.6101/6102
www.bentleypharm.com

Contact:
Sharon Merrill Associates
FOR IMMEDIATE RELEASE	Jim Buckley
Executive Vice President
617.542.5300
bnt@investorrelations.com
Bentley Pharmaceuticals Reports Third Quarter Results
Company to Comment on Plans to Separate its Two Businesses and Explore Strategic Alternatives
For Its Generics Business on Conference Call Today at 10:00 a.m. ET
     EXETER, NH, November 6, 2007 — Bentley Pharmaceuticals, Inc. (NYSE: BNT), a specialty pharmaceutical company, today reported financial results for the third quarter and nine months ended September 30, 2007.
     Bentley’s total third quarter 2007 revenues increased 9% to $27.3 million from $25.2 million in the third quarter of 2006. Bentley reported a net loss of $0.6 million, or $0.03 per share, for the third quarter of 2007, compared with a net loss of $7.2 million, or $0.33 per share, for the same period a year earlier. The Company noted the $0.03 per share loss for the third quarter of 2007 included $0.8 million, or approximately $0.04 per share, of professional fees related to the planned spin-off of its drug delivery business. The Company also noted that the third quarter of 2006 included $8.9 million of litigation settlement charges and $0.6 million of executive separation costs, which totaled approximately $0.43 per share.
     Bentley’s specialty generics segment’s revenue for the third quarter 2007 increased 5% to $24.3 million from $23.0 million in the third quarter of 2006. Reduced selling prices on the Company’s Spanish pharmaceutical products following the implementation of price reductions by the Spanish government on March 1, 2007 continue to affect revenues and gross margins. Specialty generics revenue outside of Spain as a percentage of total generics revenue increased to 26% for the third quarter 2007 from 22% reported in the third quarter of 2006. Specialty generics revenue was approximately 3% lower than the comparable quarter of the prior year when expressed in constant currency. Gross margins on net product sales decreased to 40% in the third quarter of 2007 from 49% in the third quarter of 2006. The decrease in gross margins primarily reflects the impact of reduced pricing. In addition, the third quarter sales volumes historically have been the lowest quarterly volumes of the year, and lower volumes have resulted in relatively lower gross margins when compared to other quarters of the year. Excluding $8.9 million of litigation expenses recorded in the third quarter 2006 and the impact of exchange rates, specialty generics operating expenses increased $0.1 million in the third quarter of 2007, or 1%, compared to third quarter of

2006 largely due to changes in exchange rates. Net income reported for specialty generics was $1.9 million for the third quarter 2007 compared to $3.4 million in the comparable quarter of 2006, excluding $8.9 million of litigation settlement charges in 2006.
     Drug delivery revenues in the third quarter of 2007 increased by 45%, or $1.0 million, to $3.1 million compared to the third quarter of 2006 due to increased royalties on sales of Testim®. Research and development expenses increased 32% to $2.7 million in the third quarter 2007 primarily related to Nasulin™, Bentley’s intranasal insulin product candidate. Net loss reported for the third quarter 2007 increased $0.8 million to $2.5 million from the comparable quarter of 2006. Excluding the $0.6 million of executive severance costs in the third quarter of 2006 and $0.8 million of professional fees incurred in the third quarter of 2007 related to the planned spin-off, the quarterly net loss increased $0.5 million from the third quarter of 2006.
     Spin-off of CPEX Pharmaceuticals
     “The Company initiated a strategic review late last year which has led the Board of Directors to unanimously approve a plan to separate the drug delivery business from Bentley’s specialty generics business and to explore strategic alternatives for the specialty generics business. The Board and management believe that separating Bentley into two independent and highly focused companies at this time will substantially enhance opportunities for both businesses and create greater value than under the current structure,” commented Bentley President John Sedor.
     Bentley plans to spin-off the drug delivery business as an independent, publicly traded company to be known as CPEX Pharmaceuticals, Inc. (CPEX Pharmaceuticals). Bentley’s drug delivery business segment reported revenues of $7.9 million through September 30, 2007. Bentley plans to implement the spin-off through a taxable stock dividend of all CPEX Pharmaceuticals common stock to Bentley shareholders. Bentley plans to seek a listing for CPEX Pharmaceuticals on the NASDAQ Capital Market under the ticker symbol “CPEX,” and Bentley will continue to trade on the NYSE under its current ticker symbol. Upon completion of the plan, Bentley will consist of the specialty generics business.
     Until CPEX Pharmaceuticals can fully establish its own operations, Bentley will provide transitional services, including managerial, operational and administrative support, for a period up to 24 months. The key executive officer positions, as well as the Board of Directors, of each of the companies will be named prior to the consummation of the plan.
     Bentley intends to pursue all options available for its two businesses to seek the highest value for shareholders. However, the Company can give no assurance that either a transaction involving the specialty generics business or that the spin-off of the drug delivery business will occur, or that Bentley’s business will not be affected by the uncertainty arising from any potential transaction. More information regarding CPEX Pharmaceuticals will be included in a Form 10 registration statement to be filed with the SEC. The Company’s current intention is to file the Form 10 before the end of 2007. The Board does not intend to provide any update with respect to its review of potential strategic alternatives until it has approved a definitive course of action.

     Comments on the Third Quarter
     “With the challenges facing the generics industry, both our drug delivery and specialty generics businesses performed well this quarter,” said Sedor. “In drug delivery, we strengthened our IP portfolio and made good progress in our Nasulin clinical trials. Following the broad U.S. patent protection we received for our intranasal drug delivery technology in July, the European Patent Office recently granted Bentley 20-year protection for the use of testosterone and other androgen gels incorporating our CPE-215® drug delivery technology. Our U.S. Phase II Nasulin trials continue to proceed on schedule, and the Phase II trials we recently commenced in India are progressing toward an expected completion in early 2008.”
     “Looking beyond testosterone and insulin, we continue to believe that our CPE-215 technology can provide therapeutic and commercial advantages for the delivery of other complex molecules that address a wide variety of metabolic, neurological and other serious medical conditions,” Sedor said. “In particular, intranasal drug delivery with CPE-215 promises to be highly beneficial to patients who are resistant to treatments with injectable pharmaceuticals. It also has the potential to create significant opportunities for life-cycle extension of existing marketed products.”
     “In our specialty generics business, during the third quarter we maintained our strong market position in Spain while significantly increasing our sales in several other European countries,” said Sedor. “Bentley has weathered the effects of first quarter pricing reductions in the Spanish market, posting modest increases in unit volume for the second consecutive quarter. At the same time, we capitalized on growth in demand for generic pharmaceuticals elsewhere in Europe, and revenues outside of Spain increased 25% from the third quarter last year. In addition, we recently reported that our subsidiaries in Spain had received five product approvals, our subsidiary in Ireland received two product approvals, and we obtained our first product approval in France.” Sedor concluded by saying, “These accomplishments have positioned us well, both in Spain and other major European markets, for the fourth quarter and for continued growth in 2008.”
     Bentley’s results by operating segment were as follows:

(in thousands)	For the Three Months Ended September 30,
	2007			2006
	Specialty	Drug		Specialty	Drug
	Generics	Delivery	Consolidated	Generics	Delivery	Consolidated
Revenues	$24,279	$3,069	$27,348	$23,043	$2,113	$25,156
Cost of net product sales	14,451	—	14,451	11,778	—	11,778

Gross profit	9,828	3,069	12,897	11,265	2,113	13,378
Operating expenses	6,765	5,765	12,530	15,040	4,045	19,085

Income (loss) from operations	3,063	(2,696)	367	(3,775)	(1,932)	(5,707)
Other income (expenses), net	(205)	148	(57)	40	168	208

Income (loss) before income taxes	2,858	(2,548)	310	(3,735)	(1,764)	(5,499)
Provision for income taxes	911	—	911	1,730	—	1,730

Net income (loss)	$1,947	$(2,548)	$(601)	$(5,465)	$(1,764)	$(7,229)

EBITDA	$4,456	$(2,538)	$1,918	$(2,536)	$(1,763)	$(4,299)

     Significant components of Bentley’s revenues for the three months ended September 30, 2007 are summarized below:

(in thousands)	Revenues Within Spain
				Revenues
	Branded			Outside of		% of Total
Product Line	Generics	Generics	Other	Spain	Total	Revenues
Omeprazole	$406	$4,091	$—	$—	$4,497	16%
Enalapril	1,227	348	—	—	1,575	6%
Simvastatin	153	1,041	—	—	1,194	4%
Lansoprazole	805	294	—	—	1,099	4%
Paroxetine	297	795	—	—	1,092	4%
All other products	2,624	2,603	105	426	5,758	21%
Sales to licensees and others	—	—	3,075	5,841	8,916	33%
Licensing and collaborations	—	—	148	3,069	3,217	12%

Total Revenues	$5,512	$9,172	$3,328	$9,336	$27,348	100%

% of Q3 2007 Revenues	20%	34%	12%	34%	100%
     Significant components of Bentley’s revenues for the three months ended September 30, 2006 are summarized below:

(in thousands)	Revenues Within Spain
				Revenues
	Branded			Outside of		% of Total
Product Line	Generics	Generics	Other	Spain	Total	Revenues
Omeprazole	$671	$3,896	$—	$—	$4,567	18%
Enalapril	457	1,371	—	—	1,828	7%
Simvastatin	1,241	347	—	—	1,588	6%
Lansoprazole	633	219	—	—	852	4%
Paroxetine	319	774	—	—	1,093	4%
All other products	2,408	2,580	301	473	5,762	23%
Sales to licensees and others	—	—	2,642	4,541	7,183	29%
Licensing and collaborations	—	—	170	2,113	2,283	9%

Total Revenues	$5,729	$9,187	$3,113	$7,127	$25,156	100%

% of Q3 2006 Revenues	23%	37%	12%	28%	100%
     Bentley’s total revenues increased 9% (2% in constant currency) to $89.9 million in the first nine months of 2007 from $82.4 million in the comparable period of 2006. Bentley’s licensing and collaboration revenues increased by $1.8 million, or 28%, compared with the first nine months of 2006, primarily reflecting increased royalties on sales of Testim. Primarily due to price reductions in Spain and $0.4 million of inventory reserves and write-downs on U.S. simvastatin inventories, gross profit decreased to $43.8 million in the first nine months of 2007 from $45.2 million in the comparable period of 2006. Gross margins on net product sales decreased to 43.5% from 51.0% in the first nine months of 2006. Operating expenses decreased by 13% to $37.2 million from $42.7 million in the same period of the prior year. Operating expenses for the first nine months of 2006 included $10.3 million in litigation and litigation settlement charges. Net income for the first nine months of 2007 was $2.5 million, or $0.11 per diluted share, compared with a net loss of $3.4 million, or $0.16 per share, in the same period of the prior year.

     Bentley’s results by operating segment were as follows:

	For the Nine Months Ended September 30,
	2007			2006
	Specialty	Drug		Specialty	Drug
	Generics	Delivery	Consolidated	Generics	Delivery	Consolidated
Revenues	$82,031	$7,887	$89,918	$76,309	$6,108	$82,417
Cost of net product sales	46,138	—	46,138	37,182	—	37,182

Gross profit	35,893	7,887	43,780	39,127	6,108	45,235
Operating expenses	22,298	14,946	37,244	29,873	12,783	42,656

Income (loss) from operations	13,595	(7,059)	6,536	9,254	(6,675)	2,579
Other income (expenses), net	73	369	442	37	551	588

Income (loss) before income taxes	13,668	(6,690)	6,978	9,291	(6,124)	3,167
Provision for income taxes	4,509	—	4,509	6,607	—	6,607

Net income (loss)	$9,159	$(6,690)	$2,469	$2,684	$(6,124)	$(3,440)

EBITDA	$18,065	$(6,484)	$11,581	$12,834	$(6,181)	$6,653

     Significant components of Bentley’s revenues for the nine months ended September 30, 2007 are summarized below:

(in thousands)	Revenues Within Spain
				Revenues
	Branded			Outside of		% of Total
Product Line	Generics	Generics	Other	Spain	Total	Revenues
Omeprazole	$1,367	$11,916	$—	$—	$13,283	15%
Enalapril	3,778	1,112	—	—	4,890	5%
Simvastatin	723	3,631	—	—	4,354	5%
Paroxetine	1,112	2,485	—	—	3,597	4%
Lansoprazole	2,571	895	—	—	3,466	4%
All other products	8,964	9,824	472	2,540	21,800	24%
Sales to licensees and others	—	—	10,062	20,146	30,208	34%
Licensing and collaborations	—	—	433	7,887	8,320	9%

Total Revenues	$18,515	$29,863	$10,967	$30,573	$89,918	100%

% of YTD 2007 Revenues	21%	33%	12%	34%	100%
     Significant components of Bentley’s revenues for the nine months ended September 30, 2006 are summarized below:

(in thousands)	Revenues Within Spain
				Revenues
	Branded			Outside of		% of Total
Product Line	Generics	Generics	Other	Spain	Total	Revenues
Omeprazole	$2,012	$12,589	$—	$—	$14,601	18%
Enalapril	3,538	1,477	—	—	5,015	6%
Simvastatin	1,383	4,334	—	—	5,717	7%
Paroxetine	1,094	2,389	—	—	3,483	4%
Lansoprazole	1,958	671	—	—	2,629	3%
All other products	7,693	8,172	782	1,100	17,747	22%
Sales to licensees and others	—	—	9,553	17,155	26,708	32%
Licensing and collaborations	—	—	409	6,108	6,517	8%

Total Revenues	$17,678	$29,632	$10,744	$24,363	$82,417	100%

% of YTD 2006 Revenues	21%	36%	13%	30%	100%
     Bentley uses both GAAP and certain non-GAAP measures to assess performance. The Company’s management believes the non-GAAP measure of EBITDA may also provide useful supplemental information to investors in order that they may evaluate Bentley’s financial performance using the same measures as management. The Company’s management believes that with this supplemental information investors are afforded greater transparency in assessing the Company’s financial performance. This non-GAAP financial measure should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.
     Set forth below is a reconciliation of “EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

(in thousands)	For the Three Months Ended September 30,
	2007			2006
	Specialty	Drug		Specialty	Drug
	Generics	Delivery	Consolidated	Generics	Delivery	Consolidated
Net income (loss)	$1,947	$(2,548)	$(601)	$(5,465)	$(1,764)	$(7,229)
Provision for income taxes	911	—	911	1,730	—	1,730
Interest expense (income)	58	(150)	(92)	(40)	(168)	(208)
Depreciation & amortization	1,540	160	1,700	1,239	169	1,408

EBITDA	$4,456	$(2,538)	$1,918	$(2,536)	$(1,763)	$(4,299)

(in thousands)	For the Nine Months Ended September 30,
	2007			2006
	Specialty	Drug		Specialty	Drug
	Generics	Delivery	Consolidated	Generics	Delivery	Consolidated
Net income (loss)	$9,159	$(6,690)	$2,469	$2,684	$(6,124)	$(3,440)
Provision for income taxes	4,509	—	4,509	6,607	—	6,607
Interest expense (income)	16	(372)	(356)	(1)	(551)	(552)
Depreciation & amortization	4,381	578	4,959	3,544	494	4,038

EBITDA	$18,065	$(6,484)	$11,581	$12,834	$(6,181)	$6,653

     EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. The Company uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA to be an important measure as it excludes the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the Company’s day-to-day operations. The Company believes that this measurement is useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement. As compared to net income according to GAAP, this measure is more limited in scope because it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates those items through other financial measures such as capital expenditures and cash flow provided by operating activities.
     Management will host a conference call at 10:00 a.m. (ET) on November 6, 2007 to discuss the third quarter 2007 results and review the Company’s plan to separate its drug delivery and generics businesses. To participate on the live call, please dial (888) 332-7254 from the U.S. and Canada or, for international callers, please dial (973) 582-2856. The access code for this call is 9313321. The conference call will also be webcast live and may be accessed via Bentley’s website, www.bentleypharm.com. A telephone replay will be available for 30 days by dialing (877) 519-4471 from the U.S. and

Canada or (973) 341-3080 for international callers. Please reference reservation number 9313321. A replay of the conference will also be available on Bentley’s website for 30 days.
     Bentley Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on advanced drug delivery technologies and generic pharmaceutical products. Bentley’s proprietary drug delivery technologies enhance the absorption of pharmaceutical compounds across various membranes. Bentley manufactures and markets a growing portfolio of generic and branded generic pharmaceuticals in Europe for the treatment of cardiovascular, gastrointestinal, infectious and central nervous system diseases through its subsidiaries — Laboratorios Belmac, Laboratorios Davur, Laboratorios Rimafar and Bentley Pharmaceuticals Ireland. Bentley also manufactures and markets active pharmaceutical ingredients through its subsidiary, Bentley API.
     Additional information regarding Bentley Pharmaceuticals may be obtained through Bentley’s website at www.bentleypharm.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements, including without limitation statements regarding the Company’s plans for separating its drug delivery and specialty generics businesses and exploring strategic alternatives for its specialty generics business, future prospects for the two businesses as independent companies, anticipated completion of clinical trials, the application of the Company’s CPE-215 technology to complex molecules in addition to testosterone, and growth prospects for the Company’s drug delivery and specialty generics businesses. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, risks associated with the following: the timing and results of clinical trials, the timing and nature of regulatory approvals, changes in third-party reimbursement and government mandates that impact pharmaceutical pricing, development and commercialization of Bentley’s proprietary products and formulations, competition from other manufacturers of generic and proprietary pharmaceuticals, intellectual property litigation, the efficacy and safety of Bentley’s products, the unpredictability of patent protection, international operations, and other uncertainties detailed under “Risk Factors” in Bentley’s most recent Annual Report on Form 10-K and its other subsequent periodic reports filed with the Securities and Exchange Commission. Bentley cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Bentley undertakes no obligation to update or revise the statements, except as may be required by law.
(tables to follow)

Bentley Pharmaceuticals, Inc. and Subsidiaries
Consolidated Income Statements
(Unaudited)

(in thousands, except per share data)	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Net product sales	$24,131	$22,873	$81,598	$75,900
Licensing and collaboration revenues	3,217	2,283	8,320	6,517

Total revenues	27,348	25,156	89,918	82,417

Cost of net product sales	14,451	11,778	46,138	37,182

Gross profit	12,897	13,378	43,780	45,235

Operating expenses:
Selling and marketing	4,080	3,495	13,338	11,876
General and administrative	4,098	3,751	12,016	11,320
Research and development	3,017	2,447	9,194	7,850
Litigation settlement	—	8,932	—	10,269
Separation costs	846	—	1,153	—
Depreciation and amortization	489	460	1,543	1,341

Total operating expenses	12,530	19,085	37,244	42,656

Income (loss) from operations	367	(5,707)	6,536	2,579

Other income (expenses):
Interest income	339	223	706	661
Interest expense	(247)	(15)	(348)	(109)
Other, net	(149)	—	84	36

Income (loss) before income taxes	310	(5,499)	6,978	3,167

Provision for income taxes	911	1,730	4,509	6,607

Net (loss) income	$(601)	$(7,229)	$2,469	$(3,440)

Net (loss) income per common share:
Basic	$(0.03)	$(0.33)	$0.11	$(0.16)

Diluted	$(0.03)	$(0.33)	$0.11	$(0.16)

Weighted average common shares outstanding:
Basic	22,354	22,194	22,322	22,107

Diluted	22,354	22,194	22,829	22,107

Bentley Pharmaceuticals, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

(in thousands, except per share data)	September 30,	December 31,
	2007	2006
Assets

Current assets:
Cash and cash equivalents	$38,452	$12,424
Marketable securities	560	3,177
Receivables, net	31,469	32,963
Inventories, net	15,043	16,279
Deferred taxes	1,579	1,049
Prepaid expenses and other	2,437	1,798

Total current assets	89,540	67,690

Non-current assets:
Fixed assets, net	55,821	48,556
Drug licenses and related costs, net	17,147	16,026
Restricted cash	1,000	1,000
Deferred taxes	195	240
Other	945	844

Total non-current assets	75,108	66,666

	$164,648	$134,356

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$15,582	$14,566
Accrued expenses	11,276	9,704
Short-term borrowings	—	247
Current portion of long-term debt	—	307
Deferred income	998	1,045
Other current liabilities	1,571	1,518

Total current liabilities	29,427	27,387

Non-current liabilities:
Long-term debt	15,559	—
Deferred income	4,757	3,899
Other	4,055	2,739

Total non-current liabilities	24,371	6,638

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 2,000 shares, issued and outstanding, none	—	—
Common stock, $0.02 par value, authorized 100,000 shares, issued and outstanding, 22,323 and 22,262 shares	446	445
Additional paid-in capital	142,092	140,030
Accumulated deficit	(46,952)	(49,016)
Accumulated other comprehensive income	15,264	8,872

Total stockholders’ equity	110,850	100,331

	$164,648	$134,356

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